Exhibit 10.1

DELIVERED ELECTRONICALLY

Christine Chambers

[address]

[telephone number]

[email address]

RE:         Offer of Employment

Dear Ms. Chambers:

We appreciate your interest in PetMed Express, Inc. (the “Company”). On behalf of the Company, I am pleased to present you with this offer of employment. We are offering you the full-time position of Chief Financial Officer, reporting to Mathew Hulett, CEO and President. This offer is contingent upon successful completion of both the background check and pre-employment drug screening. This offer of employment will expire in five (5) business days.

We anticipate that your start date will be on or about 03-AUG-2022.

Also, as we discussed, your compensation is described on the attached exhibit, entitled “Compensation Structure.”

As an employee at the Company, you are also entitled to participate in the Company’s employee benefit plans or programs (if any) to the extent you are eligible to participate under the specific plan’s provisions. Such plans and programs currently include, but are not limited to, the following:

Medical Insurance	Company Sponsored 401(k)
Dental Insurance	Voluntary Life Insurance
Vision Insurance	Voluntary Spouse & Dependent Insurance
Voluntary Short-Term Disability	Flexible Spending Accounts – Medical & Dependent
Voluntary Long-Term Disability	PetMeds Employee Discount

You will become eligible for benefit coverages on the first day of employment. These benefits are governed by the rules of each policy. Employees are eligible to participate in the 401(k) program after ninety (90) days of employment. The Company policies and benefit plans, which may be modified at the Company’s discretion in the future, describe what contributions, if any, are made to the plans on the employee’s behalf.

In addition to the foregoing benefits, you are eligible for three (3) weeks of vacation annually, accrued on a bi-weekly basis, as well as three (3) days of Personal Time Off.

The terms of your employment will be governed by the policies and procedures outlined in the Company’s Employee Handbook. While we have outlined the general benefits and terms of the employment relationship in this letter, this letter is not a contract of employment for any specified period of time and should not be construed as such. A formal Employment Agreement will follow this Offer of Employment.

Exhibit 10.1 Page 1 of 4

By signing this offer of employment letter, you confirm that (i) you are not bound by any covenant, contract, agreement or other legal obligations that would prohibit or restrict you in any manner from performing your duties for the Company, and you are not aware of any presently existing fact, circumstance or event which would prohibit or restrict you from providing to the Company the services contemplated by this letter of agreement, and (ii) you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s written consent.

In order to accept this offer of employment letter, you will need to sign and return this letter along with the signed original(s) of the document(s) listed below:

■	Background Screening Authorization Form

■	Drug Screening Authorization Form

We look forward to building our relationship with you and ask you to confirm your acceptance of this offer by signing below and returning a signed copy to us. Should you have any questions regarding the documents you need to return to accept this offer of employment, please do not hesitate to contact me at your earliest convenience.

Very truly yours,

/s/ Mathew N. Hulett

Mathew N. Hulett

CEO and President

July 14, 2022
Date

I hereby accept the offer of employment stated in this letter.

/s/ Christine Chambers	July 14, 2022
Christine Chambers	Date

Exhibit 10.1 Page 2 of 4

Compensation Structure

Base Annual Salary: $375,000 paid bi-weekly in accordance with the Company’s standard payroll practice from time to time for employees, and subject to applicable withholding taxes.

The position is an Exempt position and is not eligible for overtime pay.

Sign-On Bonus: We are pleased to offer you a one-time sign-on bonus in the amount of $50,000. This bonus will be paid in a lump sum on the next regularly scheduled pay date after you start employment. If you terminate employment with PetMeds within the first twelve (12) months of employment, a pro-rated repayment of the signing bonus is required.

Restricted Stock

In accordance with the terms of the PetMed Express, Inc. 2016 Employee Equity Compensation Restricted Stock Plan (“Plan”), and subject to the further terms, conditions and restrictions contained in a separate agreement, titled “Restricted Stock Agreement Pursuant To PetMed Express, Inc. 2016 Restricted Stock Plan,” to be entered into by and between the Company and you on your start date, you will be granted 16,000 restricted shares of the Company’s common stock, of which 3,000 shares are performance stock. The performance criteria is equally weighted between Adjusted EBITA and Revenue. The details will be outlined in a separate agreement. The shares for each grant will vest equally over a three (3) year vesting period on the anniversary of the grant date.

You will be eligible for future annual restricted stock grants which may be comprised of a combination of both restricted stock and restricted performance stock. Restricted performance stock criteria will be determined in a future agreement and will be in accordance with the policy set forth at that time.

In the event of a Change of Control (as defined in Plan), the restrictions on the restricted stock shall terminate and lapse upon the following conditions: within twelve (12) months following the Change of Control your employment with the Company is terminated by (i) the Company, or the Company’s successor, without ”Cause” (as defined below) or (ii) by you for “Good Reason” (as defined below).

“Good Reason” means your voluntary termination, following the expiration of the Company cure period (described below), following the occurrence of one or more of the following, without your consent, that occurs within (A) sixty (60) days prior to the consummation of a Change of Control where such Change of Control was under consideration at the time of your termination date or (B) twelve (12) months after the date upon which such a Change of Control occurs:

(i) a material reduction of your authority, duties or responsibilities, relative to your authority, duties or responsibilities in effect immediately prior to such reduction, or a change in your reporting position such that you no longer report directly to the Chief Executive Officer of the Company; or

(ii) a material reduction by the Company of your annual base salary as in effect on your start date (or, if higher or lower, as in effect immediately prior to the reduction), except to the extent the base salaries of all other senior executives of the Company are similarly reduced totaling no more than 20% in the aggregate.

Exhibit 10.1 Page 3 of 4

You may not terminate the employment relationship for Good Reason in connection with a Change of Control without first providing the Company with written notice within sixty (60) days of the initial existence of the condition that you believe constitutes Good Reason in connection with a Change of Control specifically identifying the acts or omissions constituting the grounds therefor and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Severance

If the Company terminates your employment other than for Cause, you will be entitled to twelve (12) months of severance pay at your base salary at the time of your termination, paid bi-weekly in accordance with the Company’s payroll practice from time to time for employees, and subject to applicable withholding taxes. “Cause” shall mean (a) committing or participating in an act of fraud, neglect, misrepresentation, embezzlement or dishonesty against the Company; (b) committing or participating in any other act or omission wantonly, willfully, recklessly or in a manner which was negligent against the Company; (c) engaging in a criminal enterprise involving moral turpitude; (d) conviction for a felony under the laws of the United States or any state thereof; (e) loss of any state or federal license required for you to perform your material duties or responsibilities for the Company.

As part of the severance package, you will also be entitled to receive Company paid Cobra for the benefits plans that are in effect and are eligible for this program in the event of termination until the earliest of (i) the last day of the period ending on the date that is twelve (12) months following such termination of employment, or (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment.

Exhibit 10.1 Page 4 of 4